Exhibit 99.1

Contact:

Grant Fitzwilliam, CFO - (305) 375-8005 or gfitzwilliam@answerthink.com

Answerthink Announces First Quarter Results

•	Revenues grow 35% driven by REL acquisition and Business Intelligence and Hackett Group organic growth of 27% and 23%, respectively

•	Revenues and Pro Forma EPS in line with guidance

Miami, FL – May 2, 2006 – Answerthink, Inc. (Nasdaq: ANSR), a strategic business advisory and technology consulting firm, today announced its financial results for the first quarter ended March 31, 2006.

First quarter revenue was $49.8 million, a 35% increase from the first quarter of 2005. Diluted loss per share was $0.13, compared to a diluted loss per share of $0.03 in the first quarter of 2005. The 2006 results included restructuring costs of $0.14 per diluted share, primarily related to the REL acquisition and the closure and consolidation of facilities and related exit costs. The 2005 results included restructuring costs of $0.03 per diluted share from the buyout of the New York lease obligation.

Pro forma diluted earnings per share were $0.04, compared to $0.01 in the first quarter of 2005. Pro forma information is provided to enhance the understanding of the Company’s financial performance and is reconciled to the Company’s GAAP information in the accompanying tables.

The Company’s cash balances, including restricted cash and marketable investments, were $24.3 million at the end of the first quarter of 2006. During the quarter, the Company did not repurchase any shares of the Company’s common stock. As of the end of the first quarter of 2006, $7.9 million remained available under the Company’s share repurchase program authorization.

“We continued to see strong client demand for our empirical data and related best practice insight as we experienced solid growth across all of our service lines,” said Ted A. Fernandez, Chairman and CEO of Answerthink. “Our increased focus and investment in our membership advisory programs was evident in our sales growth, but of greater importance is the broader impact it can have on our business model as we look forward.”

Based on the current economic outlook, the Company estimates total revenues for the second quarter of 2006 to be in the range of $48.5 million to $51.5 million. The Company also estimates pro forma diluted earnings per share to be in the range of $0.05 to $0.07.

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Other Highlights

Procurement Staffing Research – New Procurement Book of Numbers research from Hackett found that world-class procurement executives build organizations that have a much more strategic staffing mix than typical companies, with 63% fewer clerical staff and 31% more professionals. While these world-class procurement organizations have fully-loaded wage rates that are 41% higher than typical companies, this staffing model allows these organizations to spend 20% less on operations than peers and have about half of the overall staff. World-class procurement organizations also drive much higher return on investment within procurement operations than typical companies and are more closely aligned with their companies’ business goals.

Finance Research on DSO – Hackett issued select findings from its Finance Book of Numbers, showing that world-class finance executives get customers to pay their bills nearly 30 percent faster than typical companies. Hackett’s analysis found that a typical $10 billion company can generate more than $35.8 million/year in bottom-line savings if they achieve world-class performance in this area by reducing Days Sales Outstanding (DSO).

Finance Outsourcing Survey Results - Hackett issued survey results that question the widespread attention and publicity paid to finance outsourcing. According to Hackett, companies are doing very little of it today, and onshore or offshore shared service centers remain the preferred options. Hackett’s study found that companies today outsource only 4% of all finance processes, while they turn to onshore or offshore shared service centers 65% of the time. Companies surveyed reported that they expected their use of outsourcing to more than double in the next three years, but reliance on shared service centers will increase slightly as well, and shared services is expected to remain the preferred sourcing alternative for finance by a wide margin.

Total Working Capital Research Covering Auto Suppliers – Hackett issued research and analysis from its new Total Working Capital Executive Advisory Program showing that in the face of bankruptcy filings, lagging sales and rising raw-material prices, the 15 largest US automotive suppliers are nevertheless ignoring up to $7.6 billion in cash opportunity. The opportunity comes in the form of excess working capital tied up in invoices paid late by customers, suppliers being paid too early and inventory lying unsold on warehouse shelves.

Representative Client Engagements

Hyperion Implementation for a Leading U.S. Newspaper Publisher – This client contracted with Answerthink for a Hyperion Financial Management implementation and with Hackett for best practices workshops to help identify best practices gaps in finance. The project will offer more robust reporting to support more detailed analysis, and a Web-based delivery system that will broaden potential user access. The client’s goals include speeding up the closing process and improving auditability.

Customer-to-Cash Transformation Project for Major European Electrical Utility – This client contracted for an extension of a multi-year engagement with Hackett-REL designed to improve receivables management. The project includes an analysis of billing and collections strategies, and the implementation of customer segmentation programs and other best practices to enhance cash flow and close performance gaps. To date, this program has helped the client generate hundreds of millions of dollars of cash flow improvement.

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Oracle Implementation for Quick Serve Restaurant Chain – This client selected Answerthink for a comprehensive Oracle implementation with integrated Hackett best practices. The goal is to create a sustainable controls environment and improve the company’s transactional processes across finance, construction management, lease and property management, and sales royalty and revenue accounting. Over the past year, Answerthink has assisted the client with best practices implementation requirements development and with vendor-agnostic ERP planning and best practice implementation configuration design.

World-Class Merger & Integration Program for U.S. Electrical Utility – This client contracted for two G&A benchmarks and membership in four Executive Advisory Programs, in anticipation of a merger with another utility. We will benchmark both organizations, and use the data to model the future combined entity under several sets of assumptions. The goal is to help the client determine how best to optimize the newly-merged back office operations, improve efficiency and effectiveness, and set cost reduction and performance targets.

World-Class Program for a Global Financial Conglomerate – This client contracted for a G&A benchmark and one-year membership in four Executive Advisory Programs as part of an effort to reassess the scalability of its global corporate infrastructure. In part to address shrinking profit margins in their industry, this company is hoping to reduce costs, improve its utilization of technology, and determine how best to integrate and consolidate decentralized strategic support functions across its various functional silos and business units.

“Customer-to-Cash” Initiative for International Aviation Ground Services Provider – This client selected Hackett-REL to implement a ”Customer-to-Cash” working capital improvement initiative designed to address billing problems, including late billing, high error rates, and inefficiencies in their dispute management system. The goal is to reduce Days Sales Outstanding (DSO) and free up cash from the receivables process.

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At 5:00 P.M. ET on Tuesday, May 2, 2006, senior management of Answerthink will host a conference call to discuss first quarter earnings results for the quarter ending March 31, 2006. The number for the conference call is (800) 857-4830, (Passcode: First Quarter; Leader: Ted A. Fernandez). For International callers, please dial (210) 839-8500.

Please dial in at least 5-10 minutes prior to start time. If you are unable to participate on the conference call, a rebroadcast will be available beginning at 8:00 P.M. ET on Tuesday, May 2, 2006 and will run through 5:00 P.M. ET on Tuesday, May 16, 2006. To access the rebroadcast, please dial (800) 728-5859. For International callers, please dial (402) 220-0344.

In addition, Answerthink will also be webcasting this conference call live through the StreetEvents.com service. To participate, simply visit http://www.answerthink.com approximately 10 minutes prior to the start of the call and click on the conference call link provided. An online replay of the call will be available after 8:00 P.M. ET on Tuesday, May 2, 2006 and will run through 5:00 P.M. ET on Tuesday, May 16, 2006. To access the call, visit http://www.answerthink.com or http://www.streetevents.com

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About Answerthink

Answerthink, Inc. (www.Answerthink.com) is a leading business and technology consulting firm that enables companies to achieve world-class business performance. By leveraging the comprehensive database of The Hackett Group, Answerthink’s business and technology solutions help clients significantly improve performance and maximize returns on technology investments. Answerthink’s capabilities include benchmarking, business transformation, business applications, business intelligence, and offshore application development and support. Founded in 1997, Answerthink has offices throughout the United States and in Europe and India.

About The Hackett Group

The Hackett Group (www.TheHackettGroup.com), a strategic advisory firm and an Answerthink company, is a world leader in best practice research, benchmarking and business transformation services that empirically define and enable world-class enterprise performance.

Through the acquisition of REL Consultancy Group, a global leader in generating cash improvement from working capital, we offer Hackett-REL Total Working Capital services to liberate cash flow from operations through improved working capital, reduced costs and increased service quality. Hackett-REL has helped clients in more than 60 countries free up over $25 billion through working capital improvements in the last 10 years alone.

The Hackett Group empirically defines world-class performance in sales, general and administrative (SG&A) and supply chain activities with analysis gained through 3,500 benchmark studies over 14 years at 2,000 of the world’s leading companies. Our clients comprise 96 percent of the Dow Jones Industrials, 77 percent of the Fortune 100 and 92 percent of the Dow Jones Global Titans Index.

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This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause Answerthink’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Factors that impact such forward-looking statements include, among others, the ability of the products, services, or practices mentioned in this release to deliver the desired effect, our ability to effectively integrate acquisitions into our operations, our ability to attract additional business, our ability to effectively market and sell our product offerings and other services, the timing of projects and the potential for contract cancellations by our customers, changes in expectations regarding the information technology industry, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable, risks of competition, price and margin trends, foreign currency fluctuations, changes in general economic conditions and interest rates as well as other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2005 filed with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Answerthink, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Quarter Ended
	March 31, 2006	April 1, 2005
	(unaudited)
Revenues:
Revenues before reimbursements	$44,896	$33,178
Reimbursements	4,935	3,694

Total revenues	49,831	36,872

Costs and expenses:
Project personnel and expenses:
Project personnel and expenses before reimbursable expenses	26,464	20,508
(includes $220 and $122 of stock compensation expense in 2006 and 2005, respectively)
Reimbursable expenses	4,935	3,694

Total project personnel and expenses	31,399	24,202

Selling, general and administrative expenses	17,791	13,319
(includes $856 and $435 of stock compensation expense in 2006 and 2005, respectively)
Restructuring costs	6,313	1,134

Total costs and operating expenses	55,503	38,655

Loss from operations	(5,672)	(1,783)
Other income (expense):
Interest income	189	263
Interest expense	(106)	(24)

Loss before income taxes	(5,589)	(1,544)
Income taxes	365	(114)

Net loss	$(5,954)	$(1,430)

Basic net loss per common share	$(0.13)	$(0.03)
Weighted average common shares outstanding	44,518	43,439

Diluted net loss per common share (1)	$(0.13)	$(0.03)
Weighted average common and common equivalent shares outstanding	44,518	43,439

Pro forma data: (2)
Loss before income taxes	$(5,589)	$(1,544)
Restructuring costs	6,313	1,134
Stock compensation expense	1,076	557
Amortization of intangible assets	969	444

Pro forma income before income taxes	2,769	591
Pro forma income taxes	1,108	236

Pro forma net income	$1,661	$355

Pro forma basic net income per common share	$0.04	$0.01
Weighted average common shares outstanding	44,518	43,439

Pro forma diluted net income per common share	$0.04	$0.01
Weighted average common and common equivalent shares outstanding	46,551	47,540

(1)	Potentially dilutive shares were excluded from the diluted loss per share calculation for the quarters ended March 31, 2006 and April 1, 2005 as their effects would have been anti-dilutive to the loss incurred by the Company.
(2)	The Company provides pro forma earnings results (which exclude amortization of intangible assets, non-cash compensation and restructuring charges, and include a normalized tax rate) as a complement to results provided in accordance with Generally Accepted Accounting Principles. These non-GAAP results are provided to enhance the users’s overall understanding of the Company’s current financial performance and its prospects for the future. The Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that it believes are not indicative of its core operating results. The non-GAAP measures are included to provide investors and management with an alternative method for assessing operating results in a manner that is focused on the performance of ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since the Company has historically reported non-GAAP results to the investment community, it believes the inclusion of non-GAAP numbers provides consistency in its financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States of America.

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Answerthink, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2006	December 30, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,785	$18,103
Marketable investments	4,928	9,902
Restricted cash	—	3,657
Accounts receivable and unbilled revenue, net	42,182	41,928
Prepaid expenses and other current assets	3,393	3,273

Total current assets	69,288	76,863
Restricted cash	600	600
Property and equipment, net	5,485	6,304
Other assets	5,489	6,422
Goodwill, net	62,176	61,692

Total assets	$143,038	$151,881

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,807	$6,319
Accrued expenses and other liabilities	35,681	37,751
Loan payable	—	3,657

Total current liabilities	40,488	47,727
Accrued expenses and other liabilities, non-current	5,750	3,272

	46,238	50,999
Shareholders’ equity	96,800	100,882

Total liabilities and shareholders’ equity	$143,038	$151,881

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Answerthink, Inc.

Supplemental Financial Data

(unaudited)

	2006	2005
	Q1	Q4	Q1
Revenue Breakdown by Group:
(in thousands)

The Hackett Group
Benchmarking	$4,623	$4,810	$4,633
Membership Advisory Programs	2,236	2,202	1,675
Transformation Advisory	18,354	13,620	9,079

Total The Hackett Group	25,213	20,632	15,387
Best Practice Solutions
Business Applications	14,124	13,702	13,233
Business Intelligence	10,494	10,407	8,252

Total Best Practice Solutions	24,618	24,109	21,485

Total revenues	$49,831	$44,741	$36,872

Revenue Concentration:
(% of total revenues)

Top customer	6%	7%	7%
Top 5 customers	21%	20%	24%
Top 10 customers	32%	30%	36%

Key Metrics and Other Financial Data:

The Hackett Group revenue per professional (in thousands)	$350	$375	$352
Best Practice Solutions consultant utilization rate	76%	72%	73%
Best Practice Solutions gross billing rate per hour	$155	$155	$146
Best Practice Solutions net billing rate per hour	$138	$139	$132
Consultant headcount	670	694	569
Total headcount	856	899	753
Days sales outstanding (DSO)	76	73	71
Cash provided by (used in) operating activities (in thousands)	$(3,633)	$10,142	$(262)
Depreciation and amortization (in thousands)	$1,640	$1,054	$1,262

Share Repurchase Program:

Shares purchased since inception (in thousands)	6,534	6,534	5,723
Cost of shares repurchased since inception (in thousands)	$22,119	$22,119	$18,987
Average per share cost of shares purchased since inception	$3.39	$3.39	$3.32
Remaining authorization (in thousands)	$7,881	$7,881	$6,013